                                                                  SUB-ITEM 77Q2

                          INVESCO SENIOR INCOME TRUST

   Based upon its review of the copies of all such filings received by it, Invesco Senior Income Trust believes that, during the fiscal year ended February 28, 2014, all filing requirements applicable to its Reporting Persons were met except that Form 4 reports covering (i) a disposition of the Fund's Shares held by David C. Arch and (ii) a purchase of the Fund's Shares by David
C. Arch were not filed in a timely manner.